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                                                                     EXHIBIT 5.1

Morgan, Lewis & Bockius LLP
Counselors at Law

1701 Market Street
Philadelphia, PA  19103-2921
215.963.5000
Fax:  215.963.5299



August 29, 2002

Philadelphia Suburban Corporation
762 West Lancaster Avenue
Bryn Mawr, PA  19010

RE:      PHILADELPHIA SUBURBAN CORPORATION
         REGISTRATION STATEMENT ON FORM S-3
         FILE NO. 333-92050

Ladies and Gentlemen:

We have acted as counsel to Philadelphia Suburban Corporation, a Pennsylvania corporation (the "Company"), in connection with the preparation of the subject Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), to register up to 9,885,256 shares (the "Shares") of Common Stock, par value $0.50 per share (the "Common Stock"), to be sold by the selling shareholders (the "Selling Shareholders") identified in the Registration Statement, including up to 1,289,381 shares of Common Stock subject to an overallotment option as described in the Registration Statement.

In rendering the opinion set forth below, we have reviewed (a) the Registration Statement; (b) the Company's Articles of Incorporation, as amended to date; (c) the Company's Bylaws, as amended to date; (d) certain records of the Company's corporate proceedings as reflected in its minute and stock books; (e) the Form of Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement; and (f) such records, documents, statutes and decisions as we have deemed relevant. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof.

With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in other documents examined by us and other representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We have also assumed that the Registration Statement will become effective and comply with all applicable laws.



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Philadelphia Suburban Corporation
August 29, 2002
Page 2



Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Shareholders as described in the Registration Statement have been duly authorized and validly issued by the Company and are fully paid and nonassessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters." In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.


Very truly yours



/s/ Morgan, Lewis & Bockius LLP